As filed with the Securities and Exchange Commission on April 21, 2011
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CENTERPOINT ENERGY, INC.
(Exact name of registrant as specified in its charter)

Texas	74-0694415
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1111 Louisiana
Houston, Texas	77002
(Address of Principal Executive Offices)	(Zip Code)

CENTERPOINT ENERGY, INC. STOCK PLAN FOR OUTSIDE DIRECTORS
(Full title of the plan)

Rufus S. Scott
Senior Vice President, Deputy General Counsel and Assistant Corporate Secretary
1111 Louisiana
Houston, Texas 77002
(Name and address of agent for service)

(713) 207-1111
(Telephone number, including area code, of agent for service)

Copy to:
Gerald M. Spedale
Baker Botts L.L.P.
One Shell Plaza
910 Louisiana
Houston, Texas 77002-4995
(713) 229-1234

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
	Amount to be	offering price per	aggregate offering	Amount of
Title of securities to be registered	registered (1)	share (2)	price	registration fee
Common stock, par value $0.01 per share (3)	350,000 shares	$17.67	$6,184,500	$718.03

(1)	Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also covers any additional shares of the Common Stock of CenterPoint Energy, Inc., along with the associated preferred stock purchase rights, that may become issuable under the plan as a result of the antidilution provisions thereof.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h) of the Securities Act based upon the average of the high and low prices of the Common Stock of CenterPoint Energy, Inc. as reported by the New York Stock Exchange on April 18, 2011.

(3)	Each share of Common Stock to be registered includes one associated preferred stock purchase right. No separate consideration is payable for the preferred stock purchase rights.

Item 6. Indemnification of Directors and Officers.
Item 8. Exhibits.
SIGNATURES
EXHIBIT INDEX
EX-4.6
EX-5.1
EX-23.1

REGISTRATION OF ADDITIONAL SECURITIES
     This Registration Statement is being filed pursuant to General Instruction E of Form S-8 under the Securities Act of 1933, as amended, to register an additional 350,000 shares of common stock of CenterPoint Energy, Inc. (“CenterPoint Energy”) issuable pursuant to the CenterPoint Energy, Inc. Stock Plan for Outside Directors (as amended, the “Plan”). These shares are in addition to the 250,000 shares of common stock of CenterPoint Energy registered pursuant to the Registration Statement on Form S-8 (No. 333-105773) relating to the Plan filed on June 2, 2003, and the contents of which are incorporated by reference into this Registration Statement.
Experts
     The consolidated financial statements and the related consolidated financial statement schedules, incorporated in this document by reference from CenterPoint Energy’s Annual Report on Form 10-K for the year ended December 31, 2010, and the effectiveness of CenterPoint Energy’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and consolidated financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
Item 6. Indemnification of Directors and Officers.
     Title 1, Chapter 8 of the Texas Business Organizations Code (“TBOC”) and Article V of CenterPoint Energy’s Amended and Restated Bylaws provide CenterPoint Energy with broad powers and authority to indemnify its directors and officers and to purchase and maintain insurance for such purposes. Pursuant to such statutory and Bylaw provisions, CenterPoint Energy has purchased insurance against certain costs of indemnification that may be incurred by it and by its officers and directors.
     Additionally, Article IX of CenterPoint Energy’s Restated Articles of Incorporation provides that no director of CenterPoint Energy is liable to CenterPoint Energy or its shareholders for monetary damages for any act or omission in the director’s capacity as director, except as required by law as in effect from time to time. Currently, Section 7.001 of the TBOC requires that liability be imposed for the following actions: (i) any breach of such director’s duty of loyalty to CenterPoint Energy or its shareholders, (ii) any act or omission not in good faith that constitutes a breach of duty of such director to CenterPoint Energy or that involves intentional misconduct or a knowing violation of law, (iii) a transaction from which such director received an improper benefit, regardless of whether or not the benefit resulted from an action taken within the scope of the director’s duties or (iv) an act or omission for which the liability of a director is expressly provided for by statute.
     Article IX also provides that any subsequent amendments to Texas statutes that further limit the liability of directors will inure to the benefit of the directors, without any further action by shareholders. Any repeal or modification of Article IX shall not adversely affect any right of protection of a director of CenterPoint Energy existing at the time of the repeal or modification.
Item 8. Exhibits.
     The following documents are filed as part of this Registration Statement on Form S-8 or incorporated by reference herein:

SEC File or
Exhibit		Report or	Registration	Exhibit
Number	Document Description	Registration Statement	Number	Reference
4.1* -	Restated Articles of Incorporation of CenterPoint Energy	CenterPoint Energy’s Form 8-K dated July 24, 2008	1-31447	3.2

4.2* -	Amended and Restated Bylaws of CenterPoint Energy	CenterPoint Energy’s Form 10-K for the year ended December 31, 2010	1-31447	3(b)

4.3* -	Rights Agreement dated as of January 1, 2002 between CenterPoint Energy, Inc. and JPMorgan Chase Bank, as Rights Agent	CenterPoint Energy’s Form 10-K for the year ended December 31, 2001	1-31447	4.2

4.4* -	Form of CenterPoint Energy, Inc. Stock Certificate	CenterPoint Energy’s Registration Statement on Form S-4	333-69502	4.1

4.5* -	CenterPoint Energy, Inc. Stock Plan for Outside Directors (including the First Amendment thereto)	CenterPoint Energy’s Definitive Proxy Statement on Schedule 14A filed on March 11, 2011	1-31447	Appendix A

4.6 -	Second Amendment to CenterPoint Energy, Inc. Stock Plan for Outside Directors

5.1 -	Opinion of Baker Botts L.L.P.

23.1 -	Consent of Deloitte & Touche LLP

23.2 -	Consent of Baker Botts L.L.P. (included in Exhibit 5.1)

24.1 -	Powers of Attorney (included on the signature page herein)

*	Incorporated herein by reference as indicated.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on the 21st day of April, 2011.

CENTERPOINT ENERGY, INC.
By:	/s/ David M. McClanahan
David M. McClanahan
President and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gary L. Whitlock, David M. McClanahan and Rufus S. Scott, and each of them, each of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully and for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on April 21, 2011.

Signature	Title

/s/ David M. McClanahan	President, Chief Executive Officer and Director
David M. McClanahan	(Principal Executive Officer)

/s/ Gary L. Whitlock	Executive Vice President and Chief Financial Officer
Gary L. Whitlock	(Principal Financial Officer)

/s/ Walter L. Fitzgerald	Senior Vice President and Chief Accounting Officer
Walter L. Fitzgerald	(Principal Accounting Officer)

/s/ Donald R. Campbell	Director
Donald R. Campbell

/s/ Milton Carroll	Director
Milton Carroll

/s/ O. Holcombe Crosswell	Director
O. Holcombe Crosswell

5

Signature	Title

/s/ Michael P. Johnson	Director
Michael P. Johnson

/s/ Janiece M. Longoria	Director
Janiece M. Longoria

/s/ Susan O. Rheney	Director
Susan O. Rheney

/s/ R.A. Walker	Director
R.A. Walker

/s/ Peter S. Wareing	Director
Peter S. Wareing

/s/ Sherman M. Wolff	Director
Sherman M. Wolff

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EXHIBIT INDEX

SEC File or
Exhibit		Report or	Registration
Number	Document Description	Registration Statement	Number	Exhibit Reference
4.1* -	Restated Articles of Incorporation of CenterPoint Energy	CenterPoint Energy’s Form 8-K dated July 24, 2008	1-31447	3.2

4.2* -	Amended and Restated Bylaws of CenterPoint Energy	CenterPoint Energy’s Form 10-K for the year ended December 31, 2010	1-31447	3(b)

4.3* -	Rights Agreement dated as of January 1, 2002 between CenterPoint Energy, Inc. and JPMorgan Chase Bank, as Rights Agent	CenterPoint Energy’s Form 10-K for the year ended December 31, 2001	1-31447	4.2

4.4* -	Form of CenterPoint Energy, Inc. Stock Certificate	CenterPoint Energy’s Registration Statement on Form S-4	333-69502	4.1

4.5* -	CenterPoint Energy, Inc. Stock Plan for Outside Directors (including the First Amendment thereto)	CenterPoint Energy’s Definitive Proxy Statement on Schedule 14A filed on March 11, 2011	1-31447	Appendix A

4.6 -	Second Amendment to CenterPoint Energy, Inc. Stock Plan for Outside Directors

5.1 -	Opinion of Baker Botts L.L.P.

23.1 -	Consent of Deloitte & Touche LLP

23.2 -	Consent of Baker Botts L.L.P. (included in Exhibit 5.1)

24.1 -	Powers of Attorney (included on the signature page herein)

*	Incorporated herein by reference as indicated.

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